CONSENT RESOLUTION IN LIEU OF SPECIAL MEETING OF THE
                                BOARD OF DIRECTORS OF
                            INTEGRATED TECHNOLOGY GROUP
                                a Nevada corporation
                                   July 27, 2000

     This Consent Resolution is adopted by John F. Lund, R. Blair Lund and H. Scott Holden, they being all the duly elected and constituted directors of Integrated Technology Group, in lieu of a special meeting of the Board of Directors of the corporation, effective on the date set forth above:

    WHEREAS, the officers of the corporation, pursuant to authority granted by the Board of Directors, have entered into an agreement to acquire 100% of the issued and outstanding shares of Safe Tire Disposal Corp. subject only to compliance with the Utah Control Shares Acquisition Act (Sections 61-6-1 through 61-6-12, U.C.A.), and

     WHEREAS, in connection with said agreement, the Board of Directors and Officers of the Corporation have agreed to resign an appoint successors nominated by Scott Holden, President of Safe Tire Disposal Corp.,

     NOW, THEREFORE, the following Resolution is hereby made, seconded and unanimously passed:

      RESOLVED, that the following persons be, and they are hereby appointed to serve as the Board of Directors of the Corporation and as officers of the Corporation to serve in the positions identified opposite their names, to serve the terms specified in the By-Laws of the corporation or until their successors shall have been appointed or elected and accepted their appointments, whichever shall first occur, effective immediately. These persons are also elected to serve in the corporate offices set forth opposite their names below.

              Name               Office(s)
          H. Scott Holden        Director, President and Chief Executive
                                 Officer
          C. Sue Rushing         Director, Secretary/Treasurer and
                                 Comptroller
          Harold H. Holden       Director, Advisor to the Board
          Jeffrey C. Bruteyn     Director Only
          James N. Chatham II    Director Only

     RESOLVED, that by their signatures on this Consent Resolution each of the foregoing persons accepts his or her appointment as a Director of the corporation and their election to the foregoing corporate offices.

     FURTHER RESOLVED, that John F. Lund and R. Blair Lund have determined to resign as officers and directors upon the appointment of their successors. Their resignations, made effective by their signatures on the minutes of this meeting, are hereby accepted, effective immediately.

     Dated this 27th day of July, 2000.

                                   /s/ John F. Lund
                                       John F. Lund, Director

                                  /s/ R. Blair Lund
                                      R. Blair Lund, Director

                                  /s/ H Scott Holden
                                      H. Scott Holden, Director

                                  /s/ C. Sue Rushing
                                      C. Sue Rushing

                                 /s/ Harold H. Holden
                                     Harold H. Holden

                                 /s/ Jeffrey C. Bruteyn
                                     Jeffrey C. Bruteyn

                                 /s/ James F. Chatham, II
                                     James F. Chatham, II

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